Exhibit 99.1
Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 614-8267
lvanraemdonck@championhomes.net
or
Phyllis Knight
Executive Vice President and CFO
(248) 614-8200
Champion Enterprises Reports Second Quarter 2009 Results
TROY, Mich., Aug. 13, 2009 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced the results for its second quarter ended July 4, 2009. Revenues for the quarter decreased 55.2 percent to $129.5 million compared to $289.2 million for the second quarter of 2008. The Company reported a loss before income taxes of $13.3 million for the second quarter compared to pretax income of $3.6 million in the same period of 2008. The Company’s second quarter 2009 net loss totaled $13.3 million, or $0.17 per diluted share, compared to net income of $3.4 million, or $0.04 per diluted share, for the second quarter of 2008.
The loss before income taxes in the second quarter of 2009 included the following items totaling $0.7 million of expense: restructuring and other plant closing charges totaling $2.7 million and foreign currency transaction gains on intercompany loans of $2.0 million. Second quarter 2008 pretax income included foreign currency transaction gains of $0.6 million.
“We are pleased that our results improved over the first quarter, though difficult market conditions have persisted resulting in a net loss for the quarter. In an effort to reduce losses going forward, we closed or idled three unprofitable plants in the U.S. during the quarter,” stated William Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc.
“In Canada, our second quarter unit sales fell 63 percent from last year, causing a significant portion of the unfavorable variance in year over year manufacturing segment results. The reduction in manufacturing orders was at least in part driven by a reduction in Canadian retailer’s inventory in the face of limited availability of retailer financing and the general economic slowdown. However, order rates in Canada have shown steady improvement over the last several months and have more recently approached and, in some cases, even exceeded last year’s levels. In addition, backlogs in the U.K. have held strong, and our outlook for this business in the second half of the year remains favorable,” Griffiths continued.
“While conditions both in the U.S. and abroad remain difficult, our U.S. markets are beginning to show some signs of stabilization and we are encouraged by signs of improvements in our non-U.S. businesses over the next several quarters. As a result, we are optimistic that the worst of this cycle may be behind us,” concluded Griffiths.
North American Manufacturing Segment
•	Manufacturing segment net sales for the second quarter decreased 52.0 percent to $101.3 million compared to $211.3 million in the same period of the prior year, but up from $77.7 million in the prior quarter.
755 West Big Beaver Road, Suite 1000 | Troy, Michigan 48084
(248) 614-8200 | www.championhomes.com

Champion Enterprises Reports Second Quarter 2009 Results

•	Revenues from the sale of modular homes in the U.S. totaled $30 million for the quarter, down from $49 million in the second quarter of 2008, but up from $26 million in the prior quarter.

•	The manufacturing segment reported a loss of $3.7 million for the quarter compared to segment income of $13.6 million in the second quarter of 2008 and a loss of $6.1 million in the prior quarter.

•	During the second quarter, the Company closed its manufacturing facility in Colorado and one of its two plants in Florida and idled one of its three plants in California. Primarily as a result of these restructuring actions, the Company recorded pretax charges totaling $2.7 million in the quarter including non-cash asset impairment charges of $2.0 million. Champion now operates 22 manufacturing facilities in North America.

•	Segment backlogs totaled $17 million at July 4, 2009, an improvement over $10 million at the end of the first quarter of 2009 but down from $42 million at the end of last year’s second quarter.
International Manufacturing Segment
•	International segment revenues decreased 70.0 percent to $21.2 million for the quarter from $70.5 million in the second quarter of 2008 as a result of reduced prison sector revenues and the slowdown in construction activity caused by difficult economic conditions in the U.K. In addition, $5.4 million of the decline in sales was caused by the decrease in exchange rates from the prior year second quarter. Revenues totaled $21.7 million in the prior quarter.

•	International segment income decreased to $1.1 million for the second quarter of 2009 from $3.9 million in the same period of the prior year, but increased from $0.1 million in the prior quarter. The segment margin for the quarter was 5.0 percent, down from 5.5 percent in the second quarter of 2008.

•	International segment order backlogs remained strong during the quarter, with firm contracts and orders pending contracts under framework agreements totaling approximately $165 million at July 4, 2009 compared to approximately $155 million at the end of last quarter. This increase during the quarter was the result of the increase in quarter-end exchange rates, as backlogs otherwise remained steady.
Retail Segment
•	Retail segment second quarter 2009 revenues totaled $7.5 million, flat to the prior quarter but down 20.5 percent from $9.4 million for the same period last year.

•	On lower sales, retail segment results improved to a loss of $0.6 million for the quarter compared to a loss of $1.0 million in the second quarter of 2008.
Other Items
•	Cash used for operating activities totaled $15.9 million for the second quarter of 2009 compared to cash provided of $14.1 million for the same period of the prior year. The unfavorable variance was primarily the result of reduced earnings and cash used for international segment working capital in the quarter compared to cash provided in the prior year quarter.

•	During the second quarter, the Company repaid the remaining $6.7 million of its Senior Notes due 2009 and borrowed $1.3 million under its revolving line of credit.

•	Cash, cash equivalents and short-term investments totaled $26.5 million as of July 4, 2009 compared to $47.8 million at the end of the first quarter and $91.3 million at the end of the second quarter of 2008. Inclusive of available

Champion Enterprises Reports Second Quarter 2009 Results

borrowing capacity under its revolving line of credit, Champion’s total liquidity stood at $27.0 million as of July 4, 2009 compared to $49.2 million at the end of last quarter.
As a result of deteriorating operating results during the first half of 2009, the Company was not in compliance with the financial covenants contained in its senior secured credit facility pertaining both to the required level of twelve-month adjusted EBITDA and the required minimum level of total liquidity. The Company has obtained a waiver for an initial period of 30 days while it works together with its lenders to arrive at a longer-term solution.
“The difficult operating environment coupled with challenging conditions in the M&A market led to disappointing results with respect to certain significant asset sales that we hoped to complete during the quarter,” stated Phyllis Knight, executive vice president and chief financial officer.
“We are actively engaged in discussions with a third party that has expressed an interest in making an investment in the Company. At the same time, we are also working with our lenders to find a more permanent solution either in connection with or as an alternative to this potential recapitalization. We appreciate the ongoing support and cooperation that our lenders have shown as the Company works through these unprecedented difficulties in the markets we serve,” concluded Knight.
Second Quarter 2009 Conference Call
Champion Enterprises, Inc., will host a conference call on Friday, Aug. 14, 2009 at 9 a.m. EDT to discuss these results and current business trends. To listen to the call, please call (888) 298-3451 for domestic callers or (719) 325-2488 for international callers. The passcode is 4458528. The call may also be heard live over the Internet at www.championhomes.com under the “Investors” link.
A telephone replay of the call will be available approximately two hours after the call’s conclusion through Friday, Aug. 21, 2009. To access the telephone replay, please call (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. The passcode is 4458528. A webcast replay will be available on the Company’s Web site for at least 90 days under the “Investors” link.
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 27 manufacturing facilities in North America and the United Kingdom distributing its products through independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding the outlook for U.K. profitability and cash from operations, results for the remainder of 2009, backlogs and pending orders, compliance with debt covenants and negotiations, targeted asset sales, and the Company’s participation in a recovery, each of which could be construed to be forward-looking statements within the meaning of the Securities Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements and there can be no assurance that the Company will be successful in its efforts to restructure its outstanding debt or avoid seeking protection under the U.S. Bankruptcy Code or similar laws. These factors are discussed in the Company’s most recently filed Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission, in each case under the section entitled “Forward-Looking Statements” or “Risk Factors” and those discussions regarding risk factors are incorporated herein by reference.
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CHB/ 4
CHAMPION ENTERPRISES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 4,	June 28,	%	July 4,	June 28,	%
	2009	2008	Change	2009	2008	Change
Net sales:
Manufacturing segment	$101,307	$211,273	(52.0%)	$178,984	$392,758	(54.4%)
International segment	21,161	70,513	(70.0%)	42,904	180,879	(76.3%)
Retail segment	7,470	9,398	(20.5%)	14,876	18,445	(19.3%)
Less: intercompany	(400)	(2,000)		(2,000)	(6,200)

Total net sales	129,538	289,184	(55.2%)	234,764	585,882	(59.9%)

Cost of sales	113,961	246,722		213,656	506,852

Gross margin	15,577	42,462		21,108	79,030

Selling, general and administrative expenses	21,858	33,015		43,153	72,318
Insurance gain	—	—		(4,295)	—
Restructuring charges	2,220	—		2,358	9,471
Foreign currency transaction (gains) losses	(1,963)	(576)		(1,321)	1,775
Amortization of intangible assets	1,953	2,382		3,812	4,851

Operating (loss) income	(8,491)	7,641		(22,599)	(9,385)

Interest expense, net	4,814	4,089		9,333	7,962

(Loss) income before income taxes	(13,305)	3,552		(31,932)	(17,347)

Income tax expense (benefit)	8	202		(981)	(213)

Net (loss) income	$(13,313)	$3,350		$(30,951)	$(17,134)

Basic (loss) income per share	$(0.17)	$0.04		$(0.40)	$(0.22)

Weighted shares for basic EPS	77,762	77,738		77,730	77,605

Diluted (loss) income per share	$(0.17)	$0.04		$(0.40)	$(0.22)

Weighted shares for diluted EPS	77,762	77,929		77,730	77,605

See accompanying Notes to Consolidated Financial Information.
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CHB/ 5
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	(UNAUDITED)	(UNAUDITED)
	July 4,	April 4,	January 3,
	2009	2009	2009
Assets:
Cash and cash equivalents	$26,479	$47,849	$52,787
Accounts receivable	26,775	28,096	33,935
Inventories	37,394	44,217	52,960
Deferred tax assets	653	665	673
Other current assets	6,493	6,428	9,839

Total current assets	97,794	127,255	150,194

Property, plant and equipment, net	91,447	94,199	96,863
Goodwill and other intangible assets, net	387,974	374,766	375,692
Other non-current assets	19,212	20,208	22,260

Total assets	$596,427	$616,428	$645,009

Liabilities and Shareholders’ Equity:
Short-term debt	$130,378	$130,248	$12,229
Accounts payable	57,641	59,424	70,050
Other accrued liabilities	81,643	95,049	105,353

Total current liabilities	269,662	284,721	187,632

Long-term debt	193,579	193,659	300,851
Deferred tax liabilities	38,106	37,011	36,592
Other long-term liabilities	31,415	31,393	33,111
Shareholders’ equity	63,665	69,644	86,823

Total liabilities and shareholders’ equity	$596,427	$616,428	$645,009

See accompanying Notes to Consolidated Financial Information.
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CHB/ 6
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Net (loss) income	$(13,313)	$3,350	$(30,951)	$(17,134)
Adjustments:
Depreciation and amortization	4,672	5,705	9,275	11,812
Stock-based compensation	140	297	335	857
Change in deferred taxes	554	(4,828)	943	(8,608)
Loss (gain) on disposal of fixed assets	70	(41)	(179)	(139)
Gain on insurance settlement	—	—	(4,295)	—
Foreign currency transaction (gains) losses	(1,963)	(576)	(1,321)	1,775
Non-cash financing expenses	1,400	225	2,637	447
Fixed asset impairment charges	1,525	—	1,525	7,000
LCM inventory charge	515	—	515	2,100
Insurance proceeds	—	—	3,161	2,500
Increase/decrease:
Accounts receivable	3,152	30,310	6,323	(2,653)
Inventories	6,945	12,095	15,614	6,611
Accounts payable	(5,704)	(9,921)	(17,020)	4,376
Accrued liabilities	(15,223)	(22,050)	(23,289)	(21,587)
Other assets, net	1,320	(432)	2,310	(899)

Cash (used for) provided by operating activities	(15,910)	14,134	(34,417)	(13,542)

Additions to property, plant and equipment	(99)	(3,441)	(406)	(5,716)
Insurance proceeds on PP&E	—	—	4,052	—
Acquisitions and related payments	—	(177)	—	(2,500)
Purchase of short-term investments	—	—	—	(10,000)
Redemption of short-term investments	—	3,025	—	3,050
Proceeds on disposal of fixed assets	614	53	1,188	2,528

Cash provided by (used for) investing activities	515	(540)	4,834	(12,638)

Payments on debt	(7,302)	(25,608)	(7,839)	(25,657)
Proceeds from Revolver debt	1,284	—	11,284	—
Payments for deferred financing costs	(67)	—	(245)	—
Common stock issued, net	—	372	—	437

Cash (used for) provided by financing activities	(6,085)	(25,236)	3,200	(25,220)

Cash used for discontinued operations	(78)	(65)	(135)	(87)

Effect of exchange rate changes on cash and cash equivalents	188	672	210	449

Decrease in cash and cash equivalents	(21,370)	(11,035)	(26,308)	(51,038)
Cash and cash equivalents at beginning of period	47,849	95,405	52,787	135,408

Cash and cash equivalents at end of period	$26,479	$84,370	$26,479	$84,370

See accompanying Notes to Consolidated Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
(1) The Company evaluates the performance of its manufacturing, international and retail segments based on income before amortization of intangible assets, interest, income taxes, foreign currency transaction gains and losses on intercompany indebtedness, losses on debt retirements and general corporate expenses. A reconciliation of (loss) income before income taxes for the three and six months ended is as follows (dollars in thousands):

		As a % of		As a % of
	July 4,	Related	June 28,	Related
	2009	Sales	2008	Sales

Three months ended:
Manufacturing segment (loss) income	$(3,672)	(3.6)%	$13,595	6.4%
International segment income	1,061	5.0%	3,889	5.5%
Retail segment loss	(644)	(8.6)%	(1,043)	(11.1)%
General corporate expenses	(5,546)		(7,094)
Amortization of intangible assets	(1,953)		(2,382)
Intercompany eliminations	300		100
Foreign currency transaction gains	1,963		576
Interest expense, net	(4,814)		(4,089)

(Loss) income before income taxes	$(13,305)	(10.3%)	$3,552	1.2%

		As a % of		As a % of
	July 4,	Related	June 28,	Related
	2009	Sales	2008	Sales

Six months ended:
Manufacturing segment (loss) income	$(9,778)	(5.5)%	$4,572	1.2%
International segment income	1,125	2.6%	12,278	6.8%
Retail segment loss	(802)	(5.4)%	(3,807)	(20.6)%
General corporate expenses	(11,353)		(15,702)
Amortization of intangible assets	(3,812)		(4,851)
Intercompany eliminations	700		(100)
Foreign currency transaction gains (losses)	1,321		(1,775)
Interest expense, net	(9,333)		(7,962)

Loss before income taxes	$(31,932)	(13.6%)	$(17,347)	(3.0%)

(2) For the year-to-date period ended July 4, 2009, the Company recognized a $4.3 million gain from the settlement of its property and business interruption insurance claims related to the manufacturing facility in Tennessee that was destroyed by fire in February 2008. This gain was recorded in the manufacturing segment. The Company received insurance proceeds of $7.5 million throughout 2008 and $7.2 million in the first quarter of 2009.
(3) For the three and six month periods ended July 4, 2009, the Company incurred restructuring and other plant closing charges totaling $2.7 million and $2.9 million, respectively, primarily for the announced closure of two plants and idling of one plant in the U.S. in the second quarter. The second quarter 2009 charges were recorded in the manufacturing segment with $0.5 million recorded in cost of sales and the balance reported as restructuring charges.
During the six months ended June 28, 2008, the Company incurred $9.8 million of restructuring and other plant closing charges in connection with the Company’s decision to close two manufacturing facilities and reduce the number of North American regional offices. Charges totaling $9.3 million were recorded in the manufacturing segment with the remaining $0.5 million included in general corporate expenses. A portion of the 2008 charges, totaling $0.3 million, were recorded in cost of sales with the balance reported as restructuring charges.
(4) For the year-to-date period ended June 28, 2008, the Company’s retail segment recorded a $1.8 million charge to reduce inventory values to estimated market value. This charge was included in cost of sales.
(5) For the quarter and year-to-date periods ended July 4, 2009, the Company borrowed $1.3 million and $11.3 million, respectively, under its revolving line of credit.
(6) The outstanding debt under the Company’s senior credit facility, totaling $129.8 million at July 4, 2009, is classified as short-term portion of debt because in light of current market conditions and absent further unscheduled reductions of indebtedness under the Credit Agreement or further amendment to the Credit Agreement, it is likely that the Company will not be in compliance with the financial covenants for the third and fourth quarters of 2009 or the more restrictive pre-Amendment covenants beginning in 2010.
(7) During the second quarter of 2009, the Company’s Senior Notes due 2009 totaling $6.7 million matured and were paid in full.
(8) During the quarter ended June 28, 2008, the Company repaid the $24.0 million (CAD) note issued in connection with its acquisition of SRI Homes.
(9) Proceeds on disposal of fixed assets resulted primarily from the sale of land and miscellaneous assets for the year-to-date period ended July 4, 2009 and from the sale of a closed plant during the same period in 2008.
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CHB/ 8
CHAMPION ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

	Three months ended			Six Months Ended
	July 4,	June 28,	%	July 4,	June 28,	%
	2009	2008	Change	2009	2008	Change
MANUFACTURING SEGMENT
Units sold:
HUD-Code	1,035	1,697	(39.0%)	1,709	3,258	(47.5%)
Modular	397	652	(39.1%)	699	1,321	(47.1%)
Canadian	271	733	(63.0%)	473	1,297	(63.5%)
Other	6	72	(91.7%)	11	99	(88.9%)

Total units sold	1,709	3,154	(45.8%)	2,892	5,975	(51.6%)
Less: intercompany	(18)	(35)	(48.6%)	(31)	(98)	(68.4%)

Units sold to independent retailers / builders	1,691	3,119	(45.8%)	2,861	5,877	(51.3%)

Floors sold	3,025	5,649	(46.5%)	5,234	10,637	(50.8%)

Multi-section mix	65%	69%		67%	67%

Average unit prices, excluding delivery
Total	$51,800	$57,800	(10.4%)	$53,800	$57,200	(5.9%)
HUD-Code	$41,200	$45,400	(9.3%)	$42,800	$45,400	(5.7%)
Modular	$70,700	$70,800	(0.1%)	$75,400	$70,000	7.7%
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